Exhibit 10.3

PROMISSORY NOTE

$78,820.28	Made as of February 9, 2010

For value received, Avanyx Therapeutics, Inc., (the “Company”) a Delaware corporation having a principal place of business located at 12 Appleton Circle, Newton, MA 02459, hereby promises to pay David Platt, an individual residing at 12 Appleton Circle, Newton, MA 02459 (the “Holder”), the original principal sum of Seventy Eight Thousand Eight Hundred Twenty Dollars and Twenty Eight Cents ($78,820.28) (the “Principal Amount”), together with interest accruing daily and compounding annually on the unpaid principal balance commencing on the date hereof or on the date of any earlier advance, as the case may be, at a rate equal to six and one half percent (6.5%) per annum until the Principal Amount and all interest accrued thereon and all other amounts owed under this Promissory Note (this “Note”) are paid.  The unpaid Principal Amount, together with any then unpaid accrued interest and all other amounts owed hereunder, shall be due and payable upon the earliest to occur of March 31, 2011 or an Event of Default (as defined in Section 1 hereof).  Any amounts due and payable hereunder shall be sent by wire transfer in accordance with any instructions included and delivered to the Company or by check sent by mail to the address of the Holder as designated by the Holder to the Company in lawful money of the United States of America.

This note reflects loans from Holder to the Company in the amounts of $20,000 on August 24, 2009, $28,820.28 on October 1, 2009 and $30,000 on February 9, 2010.

1.   Events of Default.  The outstanding balance of this Note shall be immediately due, without notice or demand by the Holder, in case of any of the following events (each, an “Event of Default”): (a) the filing by or against the Company of any petition under the U.S. Bankruptcy Code (or the filing of any similar petition under the insolvency law or similar law of any jurisdiction) which petition shall have remained undismissed for a period of more than 90 days;(b) the suspension or discontinuance of the business or operations of the Company; or (c) the making by the Company of an assignment or trust mortgage for the benefit of creditors or the appointment of a receiver, custodian or similar agent with respect to, or the taking by any such person of possession of, all or substantially all of the property of the Company.

2.   Prepayment.  This Note may be repaid without penalty at any time.

3.   Waivers.  The Company and all endorsers of this Note hereby waive notice, presentment, protest and notice of dishonor.

4.   Attorneys’ Fees.  In the event any party is required to engage the services of any attorneys for the purpose of enforcing this Note, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing this Note, including reasonable attorneys’ fees.

5.   Transfer.  This Note and any rights hereunder may not be assigned, conveyed or transferred, in whole or in part, by the Holder without the prior written approval of the Company, said approval not to be unreasonably withheld.  The rights and obligations of the Company and the Holder under this Note shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees.

6.   Governing Law.  This Note shall be governed by and construed under the internal laws of The Commonwealth of Massachusetts as applied to agreements among Massachusetts residents entered into and to be performed entirely within The Commonwealth of Massachusetts, without reference to principles of conflict of laws or choice of laws.

7.   Headings.  The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note. All references in this Note to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

8.   Notices. Unless otherwise provided, any notice required or permitted under this Note shall be given in writing and shall be deemed effectively given (i) at the time of personal delivery, if delivery is in person; (ii) one (1) business day after deposit with an overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iii) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries when addressed to the party to be notified at the address indicated for the Holder party written above or, in the case of the Company, to the address first written above, or at such other address as the Company may designate by giving ten (10) days’ advance written notice to the Holder.

9.   Amendments and Waivers. This Note and the other documents delivered pursuant hereto or thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.  Any term of this Note may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder.

10.         Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

11.         Counterparts.  This Note may be executed in one or more counterparts, which collectively shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name as of the date first above written.

AVANYX THERAPEUTICS, INC.

By:/s/David Platt

Name:  David Platt
Title: President